UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              Washington D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No.   )*


                            Network Peripherals, Inc.
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                    64121R100
                                 (CUSIP Number)

                                  April 5, 2000
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |_|  Rule 13d-1(b)
     |X|  Rule 13d-1(c)
     |_|  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 64121R100                    13G


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Seneca Ventures

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)
                                                                 (a)  [_]

                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           187,300 shares                                         1.2%
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          685,000 shares                                         4.4%
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         187,300 shares                                         1.2%
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            685,000 shares                                         4.4%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     872,300 shares

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* (SEE INSTRUCTIONS)

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.6%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON* (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------

CUSIP No. 64121R100                    13G


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Woodland Venture Fund

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)
                                                                 (a)  [_]

                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           343,500 shares                                         2.2%
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          528,800 shares                                         3.4%
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         343,500 shares                                         2.2%
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            528,800 shares                                         3.4%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     872,300 shares

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* (SEE INSTRUCTIONS)

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.6%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON* (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------

CUSIP No. 64121R100                    13G


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Woodland Partners

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)
                                                                 (a)  [_]

                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           258,500 shares                                         1.7%
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          613,800 shares                                         3.9%
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         258,500 shares                                         1.7%
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            613,800 shares                                         3.9%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     872,300 shares

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* (SEE INSTRUCTIONS)

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.6%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON* (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------

CUSIP No. 64121R100                    13G


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Barry Rubenstein

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)
                                                                 (a)  [_]

                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           63,000 shares                                          0.4%
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          809,300 shares                                         5.2%
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         63,000 shares                                          0.4%
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            809,300 shares                                         5.2%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     872,300 shares

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* (SEE INSTRUCTIONS)

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.6%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON* (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP No. 64121R100                    13G


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Brookwood Partners L.P.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)
                                                                 (a)  [_]

                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           20,000 shares                                          0.1%
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          852,300 shares                                         5.5%
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         20,000 shares                                          0.1%
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            852,300 shares                                         5.5%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     872,300 shares

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* (SEE INSTRUCTIONS)

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.6%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON* (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------

CUSIP No. 64121R100                    13G


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Marilyn Rubenstein

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)
                                                                 (a)  [_]

                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                                 0%
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          872,300 shares                                         5.6%
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares                                                 0%
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            872,300 shares                                         5.6%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     872,300 shares

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* (SEE INSTRUCTIONS)

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.6%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON* (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP No. 64121R100                    13G


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Woodland Services Corp.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)
                                                                 (a)  [_]

                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                                 0%
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          872,300 shares                                         5.6%
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares                                                 0%
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            872,300 shares                                         5.6%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     872,300 shares

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* (SEE INSTRUCTIONS)

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.6%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON* (SEE INSTRUCTIONS)

     CO

--------------------------------------------------------------------------------

Item 1.

     (a)  Network Peripherals, Inc.

     (b)  Address of Issuer's Principal Executive Offices

          1371 McCarthy Blvd.
          Milipitas, CA 95035

          Common Stock, $0.01 per share (CUSIP No. 64121R100)

          The reporting persons previously filed a Schedule 13G (dated October 1, 1999), including Amendment No. 1, with regard to the reporting persons' ownership of the Common Stock of the Issuer.

Item 2.

1.   (a)  Name of Person Filing: Seneca Ventures

     (b)  Address of Principal Business Office, or, if none, Residence:

                           68 Wheatley Road
                           Brookville, New York 11545

     (c)  Citizenship: Not applicable.

     (d)  Title of Class of Securities:

                     Common Stock, $0.01 par value per share

     (e)  CUSIP Number: 64121R100


2.   (a)  Name of Person Filing: Woodland Venture Fund

     (b)  Address of Principal Business Office, or, if none, Residence:

                           68 Wheatley Road
                           Brookville, New York 11545

     (c)  Citizenship: Not applicable.

     (d)  Title of Class of Securities:

                    Common Stock, $0.01 par value per share

     (e)  CUSIP Number: 64121R100


3.   (a)  Name of Person Filing: Woodland Partners

     (b)  Address of Principal Business Office, or, if none, Residence:

                           68 Wheatley Road
                           Brookville, New York 11545

     (c)  Citizenship: Not applicable.

     (d)  Title of Class of Securities:

                    Common Stock, $0.01 par value per share

     (e)  CUSIP Number: 64121R100

4.   (a)  Name of Person Filing: Barry Rubenstein

     (b)  Address of Principal Business Office, or, if none, Residence:

                           68 Wheatley Road
                           Brookville, New York 11545

     (c)  Citizenship: United States.

     (d)  Title of Class of Securities:

                     Common Stock, $0.01 par value per share

     (e)  CUSIP Number: 64121R100

5.   (a)  Name of Person Filing: Brookwood Partners, L.P.


     (b)  Address of Principal Business Office, or, if none, Residence:

                           68 Wheatley Road
                           Brookville, New York 11545

     (c)  Citizenship: Not applicable.

     (d)  Title of Class of Securities:

                    Common Stock, $0.01 par value per share.

     (e)  CUSIP Number: 64121R100

6.   (a)  Name of Person Filing: Marilyn Rubenstein

     (b)  Address of Principal Business Office, or, if none, Residence:

                           68 Wheatley Road
                           Brookville, New York 11545

     (c)  Citizenship: United States.

     (d)  Title of Class of Securities:

                     Common Stock, $0.01 par value per share

     (e)  CUSIP Number: 64121R100

7.   (a)  Name of Person Filing: Woodland Services Corp.

     (b)  Address of Principal Business Office, or, if none, Residence:

                           68 Wheatley Road
                           Brookville, New York 11545

     (c)  Citizenship: Not applicable.

     (d)  Title of Class of Securities:

                     Common Stock, $0.01 par value per share

     (e)  CUSIP Number: 64121R100


Item 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

     (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C.78o)

     (b)  |_|  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) |_| Investment company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f)  |_|  An  employee   benefit  plan  or  endowment  fund  in  accordance
               withss.240.13d- 1(b)(1)(ii)(F);

     (g)  |_|  A  parent  holding   company  or  control  person  in  accordance
               withss.240.13d- 1(b)(1)(ii)(G);

     (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  |_|  Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     1.   Seneca Ventures:

          (a)  Amount Beneficially Owned: 872,300(1),(2),(3),(4),(5),(6) shares.

          (b)  Percent of Class: 5.6%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or direct the vote: 187,300(2) shares.

               (ii) shared power to vote or direct the vote:
                    685,000(1),(3),(4),(5),(6) shares.

              (iii) sole  power  to  dispose  or  direct  the   disposition  of:
                    187,300(2) shares.

               (iv) shared  power to  dispose  or  direct  the  disposition  of:
                    685,000(1),(3),(4),(5),(6) shares.

     2.   Woodland Venture Fund:

          (a)  Amount Beneficially Owned: 872,300(1),(2),(3),(4),(5),(6) shares.

          (b)  Percent of Class: 5.6%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or direct the vote: 343,500(3) shares.

               (ii) shared power to vote or direct the vote:
                    528,800(1),(2),(4),(5),(6) shares.

              (iii) sole power to dispose or direct the disposition of:
                    343,500(3) shares.

               (iv) shared power to dispose or direct the disposition of:
                    528,800(1),(2),(4),(5),(6) shares.

     3.   Woodland Partners:

          (a)  Amount Beneficially Owned: 872,300(1),(2),(3),(4),(5),(6) shares.

          (b)  Percent of Class: 5.6%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or direct the vote: 258,500(4) shares.

               (ii) shared power to vote or direct the vote:
                    613,800(1),(2),(3),(5),(6) shares.

              (iii) sole power to dispose or direct the disposition of:
                    258,500(4) shares.

               (iv) shared power to dispose or direct the disposition of:
                    613,800(1),(2),(3),(5),(6) shares.

     4.   Barry Rubenstein:

          (a)  Amount Beneficially Owned: 872,300(1),(2),(3),(4),(5),(6) shares.
               Reporting person is a general partner of Seneca Ventures, Woodland Venture Fund, Woodland Partners and Brookwood Partners, L.P., and an officer and director of Woodland Services Corp. Mr. Rubenstein is the husband of Marilyn Rubenstein.

          (b)  Percent of Class:5.6%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or direct the vote: 63,000(5) shares.

               (ii) shared power to vote or direct the vote:
                    809,300(1),(2),(3),(4),(6) shares.

              (iii) sole power to dispose or direct the disposition of:
                    63,000(5) shares.

               (iv) shared  power to  dispose  or  direct  the  disposition  of:
                    809,300(1),(2),(3),(4),(6) shares.

     5.   Brookwood Partners, L.P.:

          (a)  Amount Beneficially Owned: 872,300(1),(2),(3),(4),(5),(6) shares.

          (b)  Percent of Class: 5.6%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or direct the vote: 20,000(6) shares.

               (ii) shared power to vote or direct the vote:
                    852,300(1),(2),(3),(4),(5), shares.

              (iii) sole power to dispose or direct the disposition of:
                    20,000(6) shares.

               (iv) shared power to dispose or direct the disposition of:
                    852,000(1),(2),(3),(4),(5) shares.

     6.   Marilyn Rubenstein:

          (a)  Amount Beneficially Owned: 872,300(1),(2),(3),(4),(5),(6)
               Reporting person is a general partner of Woodland Partners and Brookwood Partners, L.P., and an officer of Woodland Services Corp. Marilyn Rubenstein is the wife of Barry Rubenstein.

          (b)  Percent of Class: 5.6%

          (c)  Number of shares as to which such person has:

          (i)  sole power to vote or direct the vote: 0 shares.

               (ii) shared power to vote or direct the vote:
                    872,300(1),(2),(3),(4),(5),(6) shares.

              (iii) sole power to dispose or direct the disposition of: 0 shares.

               (iv) shared power to dispose or direct the disposition of:
                    872,300(1),(2),(3),(4),(5),(6) shares.

     7.   Woodland Services Corp.:

               (a)  Amount Beneficially Owned: 872,300(1),(2),(3),(4),(5),(6)
                    shares. Reporting person is a general partner of Seneca Ventures and Woodland Venture Fund.

          (b)  Percent of Class: 5.6%

--------

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

(2)  Includes 187,300 shares of Common Stock owned by Seneca Ventures.

(3) Includes 343,500 shares of Common Stock owned by Woodland Venture Fund.

(4)  Includes 258,500 shares of Common Stock owned by Woodland Partners.

(5) Includes 63,000 shares of Common Stock held by the Barry Rubenstein Rollover IRA.

(6) Includes 20,000 shares of Common Stock owned by Brookwood Partners, L.P.

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or direct the vote: 0 shares.

               (ii) shared power to vote or direct the vote:
                    872,300(1),(2),(3),(4),(5),(6) shares.

              (iii) sole power to dispose or direct the disposition of: 0 shares.

               (iv) shared power to dispose or direct the disposition of:
                    872,300(1),(2),(3),(4),(5),(6) shares.

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

Instruction: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not Applicable.

Item 8. Identification and Classification of Members of the Group.

     See Exhibit A for Joint Filing Agreement.

Item 9. Notice of Dissolution of Group.

     Not Applicable.

Item 10. Certification.

     (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

          By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: May 1, 2000

                                         WOODLAND PARTNERS

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner


                                         SENECA VENTURES

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner


                                         WOODLAND VENTURE FUND

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner


                                         WOODLAND SERVICES CORP.

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, President


                                         BROOKWOOD PARTNERS, L.P.

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner

                                             /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein

                                             /s/ Marilyn Rubenstein
                                             -----------------------------------
                                             Marilyn Rubenstein

Attention:     Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Exhibit A


                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1 under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.01 par value per share, of Network Peripherals, Inc. and that this Agreement be included as an Exhibit to such joint filing.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 5th day of April, 2000.

                                         WOODLAND PARTNERS

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner


                                         SENECA VENTURES

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner


                                         WOODLAND VENTURE FUND

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner


                                         WOODLAND SERVICES CORP.

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, President


                                         BROOKWOOD PARTNERS, L.P.

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner

                                             /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein

                                             /s/ Marilyn Rubenstein
                                             -----------------------------------
                                             Marilyn Rubenstein